Exhibit 10.11

Employment Agreement

This Employment Agreement dated as of January 6, 2014 (the "Agreement"), is made by and between Guided Therapeutics, Inc., a Delaware Corporation and any successor thereto ("the Company"), and Gene Cartwright (the "Executive").

RECITALS

A.                 It is the desire of the Company to assure itself of the services of the Executive by entering into this Agreement.

B.                 The Executive and the Company mutually desire that Executive provide services to the Company on the terms herein provided.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below the parties hereto agree as follows:

1.	Employment.
(a)	General. The Company shall employ the Executive and the Executive shall enter the employ of the Company, for the period set forth in Section l(b), in the position set forth in Section 1(c), and upon the other terms and conditions herein provided.
(b)	Employment Term. The initial term of employment under this Agreement (the "Initial Term") shall be for the period beginning on January 6, 2014, (the "Effective Date") and ending on (and including) the first anniversary thereof, unless earlier terminated as provided in Section 3. The employment term hereunder shall automatically be extended for successive one-year periods ("Extension Terms" and, collectively with the Initial Term, the "Term") unless either party gives written notice of non-extension to the other no later than thirty (30) days prior to the expiration of the then-applicable Term and subject to earlier termination as provided in Section 3.
(c)	Position and Duties. The Executive shall serve as the Chief Executive Officer of the Company with such customary responsibilities, duties and authority as may from time to time be assigned to the Executive by the Board of Directors of the Company or by the Board of Directors of Parent (the "Board"). The Executive shall devote substantially all his working time and efforts to the business and affairs of the Company (which may include service to the Company and its direct and indirect subsidiaries). The Executive agrees to observe and comply with the rules and policies of the Company as adopted by or under the authority of the Board from time to time. During the Term, it shall not be a violation of this Agreement for the Executive to serve on industry trade, civic or charitable boards or committees and manage his personal investments and affairs, as long as such activities do not materially interfere with the performance of the Executive's duties and responsibilities as an employee of the Company. During his employment and following termination of his employment with the Company, the Executive agrees not to disparage the Company, any of its products or practices, or any of its directors, officers, agents, representatives, stockholders or affiliates, either orally or in writing.
(d)	Location. The Executive acknowledges that the Company's principal executive offices are currently located at Norcross, Georgia. The Executive shall operate principally out of such executive offices, as they may be moved from time to time within 40 miles of their current location in Norcross, Georgia. The Company expects, and the Executive agrees, that the Executive shall be required to travel from time to time in order to fulfill his duties to the Company.
(e)	Compliance with Applicable Policies, Standards, Rules and Regulations. Executive agrees that in all aspects of such employment, Executive shall comply with all policies, standards, rules and regulations of the Company, as well as applicable state and federal regulations, established from time to time, and shall perform Executive’s duties faithfully, intelligently, to the best of Executive's ability and in the best interest of the Company. The Company has adopted various Company Policies. The Company Policies are available online and Executive acknowledges hereby that he has been provided copies of the Company Policies and is required to review and abide by each of the Company Policies.
(f)	No Conflict. Executive represents and warrants that Executive's execution of this Agreement, Executive's employment with the Company, and the performance of Executive's proposed duties under this Agreement does not violate any obligations Executive may have to any other employer, person or entity, including obligations with respect to trade secret, proprietary or confidential information of any other person or entity.
2.	Compensation and Related Matters.
(a)	Annual Base Salary. During the Term, the Executive shall receive a base salary at a rate of $300,000 per annum (the "Annual Base Salary"), which shall be paid in accordance with the customary payroll practices of the Company, subject to upward adjustment as may be determined by the Board in its discretion.
(b)	Annual Bonus. During each Term, Executive will be eligible to receive an annual incentive bonus, with a target bonus amount equal to $150,000. The actual bonus amount will be based upon achievement of Company and individual performance targets established by the Board for the fiscal year to which the bonus relates. The payment of any annual bonus will be paid to Executive on or prior to March 15 and will be subject to your continued employment with the Company through the applicable payment date.
(c)	Equity Plan. During the Term, the Executive shall be eligible to participate in the [Name of Guided Therapeutics Equity Plan], or a successor plan thereto (the "Equity Plan"), in accordance with the terms thereof in effect from time to time. Pursuant to the Equity Plan, on the Effective Date, the Executive shall receive an award of 2,000,000 shares of restricted common stock of Parent (the "Restricted Stock"). The Restricted Stock shall vest as set forth on Schedule I attached hereto, subject to the Executive’s continuous employment with the Company through the applicable vesting date and to the terms of the grant agreement and the Equity Plan.
(d)	Benefits. During the Term, the Executive shall be entitled to participate in group medical insurance, 401(k) and other standard benefits provided by the Company, as may be amended from time to time, which are applicable to the senior officers of the Company.
(e)	Vacation. During the Term, the Executive shall not participate in any Company sponsored vacation plan; however the Executive will be expected to work a minimum of forty-eight (48) weeks during each year of the Term, which will allow four (4) weeks off, with pay, during each year of the Term. The minimum work threshold is tied to the applicable Initial Term and/or Extension Term, and no rollover is permitted. Any vacation shall be taken at the reasonable and mutual convenience of the Company and the Executive.
(f)	Expenses. During the Term, the Company shall reimburse the Executive for all reasonable travel and other business expenses incurred by him in the performance of his duties to the Company in accordance with the Company's expense reimbursement policy.
(g)	Relocation Expenses. Upon submission of appropriate documentation pursuant to the Company's expense reimbursement policy, the Company shall reimburse the Executive for up to a maximum of $50,000 in direct out-of-pocket moving and relocation expenses actually incurred by the Executive during the Initial Term to relocate his principal residence to a location in or reasonably near Norcross, Georgia, including: reasonable costs and expenses incurred in connection with (a) Executive and his spouse traveling to and staying in or reasonably near Norcross, Georgia in order to search for a home, (b) the cost of temporary housing in or reasonably near Norcross, Georgia, (c) moving the Executive' s household goods, (d) closing and settlement costs incurred with respect to the Executive' s purchase of a new principal residence (such as legal fees, appraisal fees, and payment of the mortgage recording tax), and (e) the brokerage commission on the sale of the Executive' s current principal residence, not to exceed an amount equal to 6% of the proceeds of the Executive's current principal residence, as of the date of sale.
(h)	Commuting Expenses. Upon submission of appropriate documentation pursuant to the Company's expense reimbursement policy, the Company shall reimburse the Executive for any direct out-of-pocket expenses actually incurred by the Executive during the Initial Term in connection with weekly commuting (or commuting at such other intervals as agreed to by the Parties) to and from Norcross, Georgia.
(i)	Withholdings and Taxes. All compensation payable to Executive hereunder is subject to withholding for all applicable federal, state and local income taxes, and all applicable employment, occupational, Social Security and other similar taxes, and any other amounts as required by law.
(j)	Clawback. Notwithstanding any other provision in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to Executive pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).
(k)	Key Person Insurance. At any time during the Term, the Company shall have the right to insure the life of the Executive for the Company's sole benefit. The Company shall have the right to determine the amount of insurance and the type of policy. The Executive shall cooperate with the Company in obtaining such insurance by submitting to physical examinations, by supplying all information reasonably required by any insurance carrier, and by executing all necessary documents reasonably required by any insurance carrier. The Executive shall incur no financial obligation by executing any required document, and shall have no interest in any such policy.
(l)	Annual Review. Approximately every 12 months during the Term, the Executive and the Board or appropriate committee of the Board shall meet to discuss the Executive's performance and terms of the Executive's employment by the Company.
3.	Termination.

The Term and the Executive's employment hereunder may be terminated for any reason by the Company or the Executive, but the benefits Executive receives, if any, are dependent on the reason for Termination.

(a)	Notice of Termination. Any termination of the Executive's employment by the Company or by the Executive under this Section 3 (other than termination pursuant to paragraph (a)(i)) shall be communicated by a written notice to the other party indicating the specific termination provision in this Agreement relied upon, and specifying a Date of Termination which, if submitted by the Executive, shall be at least two weeks following the date of such notice (a "Notice of Termination") or such earlier date as the Company may prescribe. A Notice of Termination submitted by the Company may provide for a Date of Termination on the date the Executive receives the Notice of Termination, or any date thereafter elected by the Company in its sole discretion.
(b)	Company Obligations Upon Termination. Upon termination of the Executive's employment for any reason, the Executive (or the Executive's estate) shall be entitled to receive the sum of the Executive's Annual Base Salary through the Date of Termination not theretofore paid, which shall be paid upon termination and in no event within 30 days after termination, any expenses owed to the Executive under Section 2(f), and, except as otherwise provided herein, any amount accrued and arising from the Executive's participation in, or benefits accrued under any employee benefit plans, programs or arrangements under Section 2(d), which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements, and such other or additional benefits as may be, or become, due to him under the applicable terms of applicable plans, programs, agreements, corporate governance documents and other arrangements of the Company and its parent and subsidiaries (collectively, the "Company Arrangements").
(c)	Resignation of Directorships. Upon termination of the Executive's employment, for any reason, the Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any subsidiary or affiliate thereof, and, at the Company's request, Executive shall execute such documents as the Company determines to be necessary or desirable to effectuate such resignations.
4.	Severance Payments.
(a)	Termination for Cause, without Good Reason, or Executive's Non-Renewal. If the Executive’s Employment is terminated by the Company for Cause, by the Executive without Good Reason, or through Executive’s non-renewal under Section l(b), the Executive shall not be entitled to any severance payment or benefit.
(b)	Termination without Cause, with Good Reason, through Death or Disability, or Company Non-Renewal. If the Executive's Employment is terminated by the Company without Cause, by the Executive with Good Reason, because of the Executive's death or Disability, or through the Company's non-renewal under Section l(b), the Company shall, subject to the Executive signing within twenty-one (21) days (or forty-five days (45) if necessary to comply with applicable law) following the Date of Termination, a separation and release agreement in the form substantially similar to the one attached hereto as Annex A (the "Release") and not revoking the Release within seven (7) days thereafter:
(i)	pay to the Executive, in a lump sum on the sixtieth (60th) day following the Date of Termination, an amount equal to the Annual Base Salary that the Executive would have been entitled to receive if the Executive had continued his employment hereunder for a period of twelve (12) months following the Date of Termination; and
(ii)	If Executive timely and properly elects continuation coverage under the Consolidated Omnibus Reconciliation Act of 1985 ("COBRA"), the Company shall reimburse Executive for the difference between the monthly COBRA premium paid by Executive for himself and his dependents and the monthly premium amount paid by similarly situated active executives. Such reimbursement shall be paid to Executive on the last day of the month immediately following the month in which the Executive timely remits premium payment. Executive shall be eligible to receive such reimbursement until the earliest of: (i) the twelve (12) month anniversary of the termination; (ii) the date Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which Executive becomes eligible to receive substantially similar coverage from another employer.
(c)	Section 409A Six-Month Delay. To the extent that any severance payment (a "409A Payment") constitutes a "deferral of compensation" subject to Section 409A of the Internal Revenue Code of 1986, as amended, and Department of Treasury regulations and other binding interpretive guidance issued thereunder ("Section 409A"), then, (A) in the event that a termination of the Executive's employment does not constitute a "separation from service" as defined in Treasury Regulation 1.409A-l(h) ("Separation From Service"), such 409A Payment shall begin at such time as the Executive has otherwise experienced such a Separation from Service, and (B) if on the date of the Executive's Separation from Service, the Executive is a "specified employee," as such term is defined in Treas. Reg. Section 1.409A-l(i), as determined from time to time by the Company, then such 409A Payment shall not be made to the Executive earlier than the earlier of (i) six (6) months after the Executive's Separation from Service; or (ii) the date of his death. The 409A Payments under this Agreement that would otherwise be made during such period shall be aggregated and paid in one lump sum, without interest, on the first business day following the end of the six (6) month period or following the date of the Executive's death, whichever is earlier, and the balance of the 409A Payments, if any, shall be paid in accordance with the applicable payment schedule provided in Section 4.
5.	Executive's Covenants.
(a)	Protection Against Unfair Competition. Executive agrees and covenants that during Executive's employment with the Company and for a period of two (2) years following the last day on which Executive is employed by the Company (the "Termination Date"), Executive shall not, directly or indirectly, whether through Executive or through another person or entity, perform the Prohibited Activities (as defined below) in the Territory (as defined below) for or on behalf of Executive or any other business entity that competes with the Business of the Company (as defined below).
(i)	For purposes of this Agreement, Executive's "Prohibited Activities" means executive and managerial activities of the type conducted, provided, or offered by Executive pursuant to this Agreement within two (2) years prior to the Termination Date.
(ii)	For purposes of this Agreement, the "Territory" means the Canada and Europe plus any other geographic area(s) in which Executive is performing services for or on behalf of the Company as of the Termination Date.
(iii)	For purposes of this Agreement, the "Business of the Company" means using light to detect disease at the cellular level or similar activities of the type conducted, authorized, offered or provided by the Company during the Term and within two (2) years prior to the Termination Date.
(b)	Non-Solicitation of Customers. Executive agrees and covenants that during Executive's employment with the Company and for a period of two (2) years following the Termination Date, Executive shall not solicit or attempt to solicit, directly or by assisting others, any business from any of the Company's customers, including actively sought prospective customers, with whom Executive had Material Contact during Executive's employment for purposes of providing products or services that are competitive with those provided by the Company.
(i)	For purposes of this Agreement, products or services shall be considered competitive with those provided by the Company if such products or services are of the type conducted, authorized, offered or provided by the Company within two (2) years prior to the Termination Date.
(ii)	For purposes of this Agreement, the term "Material Contact" means contact between Executive and each customer or potential customer (i) with whom Executive dealt on behalf of the Company, (ii) whose dealings with the Company were coordinated or supervised by Executive, (iii) about whom the Executive obtained Confidential Information in the ordinary course of business as a result of Executive's association with the Company, or (iv) who receives products or services authorized by the Company, the sale or possession of which results or resulted in possible compensation, commissions, or earnings for Executive within two (2) years prior to the Termination Date.
(c)	Non-Solicitation of Employees. Executive agrees and covenants that during Executive's employment by the Company and for a period of two (2) years following the Termination Date, Executive shall not solicit or attempt to solicit, directly or by assisting others, any person who was an employee of the Company on, or within six (6) months before, the date of such solicitation or attempted solicitation and with whom Executive had contact while employed by the Company, to leave the employment of the Company.
(d)	Tolling. In the event the enforceability of any of the restrictive covenants in this Agreement are challenged in a claim or counterclaim in court during the time periods set forth in this Agreement for such restrictive covenants, and Executive is not immediately enjoined from breaching any of the restrictive covenants herein, then if a court of competent jurisdiction later finds that the challenged restrictive covenant is enforceable, the time periods set forth in the challenged restrictive covenant(s) shall be deemed tolled upon the filing of the claim or counterclaim in court seeking or challenging the enforceability of this Agreement until the dispute is finally resolved and all periods of appeal have expired; provided, however, that to the extent Executive complies with such restrictive covenant(s) during such challenge, the time periods set forth in the challenged restrictive covenant(s) shall not be deemed tolled.
(e)	Notification to Subsequent Employer. Executive agrees to notify any subsequent employer of the covenants and terms contained in Sections 5 through 7 of this Agreement. In addition, the Executive authorizes the Company to provide a copy of Sections 5 through 7 of this Agreement to third parties, including but not limited to, the Executive's subsequent, anticipated or possible future employers.
(f)	Nothing in this Agreement shall prohibit the Executive from (i) disclosing information and documents when required by law, subpoena or court order (subject to the requirements of Section 6(d) below), (ii) disclosing information and documents to his attorney or tax adviser on a confidential basis for the purpose of securing legal or tax advice, (iii) disclosing the post-employment restrictions in this Agreement in confidence to any potential new employer, or (iv) retaining, at any time, his personal correspondence, his personal rolodex and documents related to his own personal benefits, entitlements and obligations.
6.	Protection of Confidential Information.
(a)	Acknowledgments. Executive acknowledges and agrees that the business of the Company and its affiliates (collectively, the "Company") is highly competitive and that the Company possesses information that is a valuable, special and unique asset used by the Company in its business. Executive agrees that protection of the Company' s Confidential Information against unauthorized disclosure and use is of critical importance to the Company and that unauthorized or improper use or disclosure by Executive of such Confidential Information will cause serious and irreparable harm to the Company.
(b)	Non-Disclosure of Confidential Information. Except as necessary in connection with Executive's employment hereunder, Executive shall hold in confidence all Confidential Information and shall not, either directly or directly, use, transmit, copy, publish, reveal, divulge or otherwise disclose or make accessible any Confidential Information to any person or entity without the prior written consent of the Company. Executive's obligation of non-disclosure as set forth herein shall continue for so long as the information in question continues to constitute Confidential Information. The restrictions in this Section 6(b) are in addition to and not in lieu of any other obligations of Executive to protect Confidential Information, including, but not limited to, obligations arising under the Company’s policies, ethical rules, and applicable law. Nothing in this Agreement is intended to or should be interpreted as diminishing any rights and remedies the Company has under applicable law related to the protection of confidential information or trade secrets.
(c)	Definition of Confidential Information. For purposes of this Agreement, "Confidential Information" means data or other information relating to the business of the Company that has been or will be disclosed to Executive or of which Executive becomes aware as a consequence of or through Executive's relationship with the Company and which has value to the Company or, if owned by someone else, has value to that third party, and is not generally known to the Company's competitors. Confidential Information includes, but is not limited to, trade secrets, information regarding customers, contractors and the industry not generally known to the public, strategies, methods, books, records and documents, technical information concerning products, equipment, services and processes, procurement procedures, pricing and pricing techniques, information concerning past, current and prospective customers, investors and business affiliates, pricing strategies and price curves, plans or strategies for expansion or acquisitions, budgets, research, financial and sales data, communications information, evaluations, opinions and interpretations of information and data, marketing and merchandising techniques, electronic databases, models, specifications, computer programs, contracts, bids or proposals, technologies and methods, training methods and processes, organizational structure, personnel information, payments or rates paid to consultants or other service providers, and other such confidential or proprietary information, whether such information is developed in whole or in part by Executive, by others in the Company or obtained by the Company from third parties, and irrespective of whether such information has been identified by the Company as secret or confidential. Confidential Information does not include any data or information that has been voluntarily disclosed to the public by the Company (except where such public disclosure has been made by Executive without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.
(d)	Notice to Company. Executive shall promptly notify the Company in writing (in no event later than ten (10) days prior to any required disclosure unless disclosure is required in less than ten days, in which event Executive shall notify the Company as soon as possible) in the event that Executive is requested or required pursuant to any legal, governmental or investigatory proceeding or process or otherwise, to disclose any Confidential Information, so that the Company may seek a protective order or other appropriate remedy, or, if it chooses, waive compliance with the applicable provision of this Agreement.
7.	Inventions.

All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) related to the business of the Company, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that the Executive may discover, invent or originate during the Term, either alone or with others and whether or not during working hours or by the use of the facilities of the Company ("Inventions"), shall be the exclusive property of the Company. The Executive shall promptly disclose all Inventions to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem reasonably necessary to protect or perfect its rights therein, and shall assist the Company, upon reasonable request and at the Company's expense, in obtaining, defending and enforcing the Company's rights therein. The Executive hereby appoints the Company as his attorney-in-fact to execute on his behalf any assignments or other documents reasonably deemed necessary by the Company to protect or perfect its rights to any Inventions.

8.	Injunctive Relief.

Executive acknowledges and agrees that a breach of any of the restrictive covenants set forth in Sections 5, 6, and 7 of this Agreement would cause irreparable damage to the Company, the exact amount of which would be difficult to determine, and that the remedies at law for any such breach would be inadequate. Accordingly, Executive agrees that, in addition to any other remedy that may be available at law, in equity, or hereunder, the Company shall be entitled to specific performance and injunctive relief, without posting bond or other security, to enforce or prevent any breach of any of the restrictive covenants set forth in this Agreement.

9.                  Assignability. This Agreement is personal to Executive and may not be assigned by Executive. Any purported assignment by Executive shall be null and void from the initial date of the purported assignment. This Agreement shall be assignable by the Company and shall inure to the benefit of the Company and its successors and assigns.

10.              Certain Definitions.

(a)	Cause. The Company shall have "Cause" to terminate the Term and the Executive's employment hereunder upon:
(i)	the Executive's failure to perform substantially his duties as an employee of the Company (other than any such failure resulting from the Executive's incapacity due to physical or mental illness), which is not cured within fifteen (15) days after a written demand for performance is given to the Executive by the Board specifying in reasonable detail the manner in which the Executive has failed to perform substantially his duties as an employee of the Company;
(ii)	the Executive's failure to carry out, or comply with, in any material respect any lawful and reasonable directive of the Board consistent with the terms of this Agreement that, if capable of cure, is not cured by the Executive within fifteen (15) days after written notice given to the Executive describing such failure in reasonable detail;
(iii)	the Executive's conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or, to the extent involving fraud, dishonesty, theft, embezzlement or moral turpitude, any other crime;
(iv)	the Executive's violation of a material regulatory requirement relating to the business of the Company and its subsidiaries that, in the good faith judgment of the Board, is injurious to the Company in any material respect;
(v)	the Executive's unlawful use (including being under the influence) or possession of illegal drugs on the Company's premises or while performing the Executive's duties and responsibilities under this Agreement;
(vi)	the Executive's breach of this Agreement in any material respect that, if capable of cure, is not cured by the Executive within fifteen (15) days after written notice given to the Executive describing such breach in reasonable detail; or
(vii)	the Executive's commission of an act of fraud, embezzlement, misappropriation, willful misconduct, gross negligence or breach of fiduciary duty with respect to the Company or any of its affiliates.
(b)	Change in Control. "Change in Control" shall mean:
(i)	One person (or more than one person acting as a group) acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition) ownership of the Company's stock possessing 50% or more of the total voting power of the stock of such corporation;
(ii)	A majority of the members of the Board of Directors of the Company (the "Board) are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election; or
(iii)	One person (or more than one person acting as a group), acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately before such acquisition(s).
(c)	Date of Termination. "Date of Termination" shall mean the effective date of Executive's resignation or termination for any reason.
(d)	(d) Disability. "Disability" shall mean, at any time the Company or any of its affiliates sponsors a long-term disability plan for the Company's employees in which the Executive participates, "disability" as defined in such long-term disability plan for the purpose of determining a participant's eligibility for benefits, provided, however, if the long-term disability plan contains multiple definitions of disability, "Disability" shall refer that definition of disability which, if the Executive qualified for such disability benefits, would provide coverage for the longest period of time. The determination of whether the Executive has a Disability shall be made by the person or persons required to make disability determinations under the long-term disability plan. At any time the Company does not sponsor a long-term disability plan for its employees in which the Executive participates, Disability shall mean the Executive's inability to perform, with or without reasonable accommodation, the essential functions of his position hereunder for a total of six months during any 12-month period as a result of incapacity due to mental or physical illness as determined by a physician selected by the Board and acceptable to the Executive or the Executive's legal representative, such agreement as to acceptability not to be unreasonably withheld or delayed. Any refusal by the Executive to submit to a medical examination for the purpose of determining Disability shall be deemed to constitute conclusive evidence of the Executive's Disability.
(e)	Good Reason. Executive may terminate the Term and his employment for Good Reason. For purposes of this Agreement, "Good Reason" means the occurrence of any of the following, in each case without Executive's consent: (i) a material reduction in Executive's Base Salary, (ii) a relocation of Executive's principal place of employment to a location more than fifty (50) miles from the Company's principal place of business (except for required travel on Company business to an extent substantially consistent with Executive' s business travel obligations as of the date of relocation), or (iii) a material, adverse change in Executive's authority, duties or responsibilities (other than temporarily while Executive is physically or mentally incapacitated or as required by applicable law). Notwithstanding the foregoing, an occurrence described above which otherwise may constitute Good Reason hereunder shall not constitute Good Reason if: (x) Executive fails to provide written notice to the Company of the occurrence alleged to constitute Good Reason hereunder within ten (10) business days after such occurrence initially occurs, (y) the Company cures, corrects or otherwise remedies such occurrence within ten (10) business days after the Company's receipt of Executive's written notice hereunder, as determined in the Company's reasonable judgment, or (z) in the event the Company does not cure, correct or otherwise remedy such occurrence as provided above, Executive fails to resign within ten (10) business days after the end of such cure period.
11.	Governing Law.

This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of Georgia, without reference to the principles of conflicts of law, and where applicable, the federal laws of the United States.

12.	Validity.

The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13.	Notices.

Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile or certified or registered mail, postage prepaid, or any nationally recognized overnight courier service with signature certification of receipt, as follows:

(a)	If to the Company:

Guided Therapeutics, Inc.

5835 Peachtree Corners East

Suite D Norcross, GA 30092

Attn:

(b)	If to the Executive, to his most recent address on the Company's books and records.

or at any other address as any party shall have specified by notice in writing to the other party.

14.	Counterparts.

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile shall be deemed effective for all purposes.

15.	Entire Agreement.

The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the employment of the Executive by the Company and supersede all prior understandings and agreements, whether written or oral. The parties further intend that this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

16.	Amendments; Waivers.

This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and a duly authorized officer of Company. By an instrument in writing similarly executed, the Executive or a duly authorized officer of the Company may waive compliance by the other party or parties with any specifically identified provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

17.	No Inconsistent Actions.

The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

18.	Return of Company Property.

Immediately upon termination, Executive shall (i) deliver to the Company all Company property, including keys, access cards, identification cards, security devices, credit cards, network access devices, computers, hard drives, thumb drives (or other removable information storage devices), cell phones, PDAs, manuals, reports, notes, files, and any other documents and materials belonging to the Company and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information (as defined herein), that are in the possession or control of Executive, whether they were provided to Executive by the Company or created by Executive in connection with Executive's employment with the Company; and (ii) delete or destroy all copies of any such documents and materials not returned to the Company that remain in Executive' s possession or control, including those stored on any devices, networks, storage locations, and media that are not owned by the Company but in Executive's possession or control.

19.	Enforcement.

This Agreement shall be deemed drafted equally by both the parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation.

20.	Arbitration.
(a)	Except for an action by the Company for injunctive relief as described in Section ~ or as required by law, all disputes arising under or related to this Agreement (including, but not limited to, its revocability or voidability for any cause, the scope of arbitrable issues, and any defense based upon waiver, estoppel, or laches), Executive's employment with the Company, or Executive's separation from employment with the Company shall be resolved by binding arbitration in Atlanta, Georgia pursuant to the Federal Arbitration Act, 9 U.S.c. § I. The arbitration shall be administered by the Judicial Arbitration and Mediation Services, Inc., Atlanta, Georgia, or its successor ("JAMS"), or if JAMS is no longer able to supply the Arbitrator, such Arbitrator shall be selected from the American Arbitration Association (the "AAA"). In the event of any conflict or inconsistency between the JAMS or AAA Rules and the terms of this Agreement, the terms of this Agreement shall govern. Either party may bring an action in court to compel arbitration under this Agreement or to confirm, vacate, or enforce an arbitration award.
(b)	The arbitration shall be conducted by a single neutral arbitrator experienced in the arbitration of labor and employment disputes. Either party may request that the arbitration proceeding be stenographically recorded by a certified court reporter. The requesting party shall pay the cost of the record. The arbitrator shall issue an award within thirty (30) days from the date of closing of the hearing or, if oral hearings have been waived, from the date of the AAA's transmittal of the final statements and proofs to the arbitrator.
(c)	The Parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the Parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement or the services rendered hereunder. Except as otherwise required by applicable law, the prevailing party in any such arbitration, or in any action to enforce this Section 20 or any arbitration award hereunder, shall be awarded and the non-prevailing party shall pay the prevailing party's reasonable attorneys' fees and related expenses and the non-prevailing party shall pay all arbitration filing and administration fees as well as all fees and expenses of the arbitrator.
21.	Severability,

Should any provision of this Agreement be declared or determined by any court of competent jurisdiction to be unenforceable or invalid for any reason, the validity of the remaining parts, terms or provisions of this Agreement shall not be affected thereby and the invalid or unenforceable part, term or provision shall be deemed not to be a part of this Agreement.

22.	Survival.

Executive's obligations under Sections 5, 6, 7, and 8 of this Agreement shall survive the expiration or termination of this Agreement for any reason and shall thereafter be enforceable whether or not such termination is claimed or found to be wrongful or to constitute or result in a breach of any contract or of any other duty owed or claimed to be owed to Executive by the Company.

23.	Indemnification.

In the event Executive is made, or threatened to be made, a party to any legal action or proceeding, by reason of the fact that Executive is or was an employee or officer of the Company or serves or served any other entity in any capacity at the Company's request, Executive shall be indemnified by the Company. The Company may assume the defense of any legal action or proceeding with counsel selected by the Company and reasonably satisfactory to the Executive and, if it does so, the Executive shall not be entitled to be reimbursed for any separate counsel he may retain. During Executive' s employment with the Company and thereafter, so long as Executive may have liability arising out of his service as an officer or director of the Company, the Company agrees to continue and maintain a director's and officer's liability insurance policy covering Executive with coverage no less than that available to active directors and officers of the Company.

24.	Code Section 409A.
(a)	To the extent applicable, this Agreement shall be interpreted and applied consistent and in accordance with Section 409A. If, however, the Company determines that any compensation or benefits payable under this Agreement may be or become subject to Section 409A, the Company may in its sole discretion adopt such amendments to this Agreement or to adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take such other actions, as the Company determines necessary or appropriate to (i) exempt the compensation and benefits payable under this Agreement from Section 409A and/or preserve the intended tax treatment of such compensation and benefits, or (ii) comply with the requirements of Section 409A; provided, however, that this Section 24 shall not create any obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action. For purposes of Section 409A, each payment made under this Agreement shall be treated as a separate payment.
(b)	Notwithstanding anything herein to the contrary, Executive acknowledges and agrees that in the event that any tax is imposed under Section 409A in respect of any compensation or benefits payable to Executive, whether under or in connection with this Agreement or otherwise, then (i) the payment of such tax shall be solely Executive's responsibility, and (ii) neither the Company, its affiliates nor any of their respective past or present directors, officers, employees or agents shall have any liability for any such tax.
(c)	To the extent that any reimbursements provided to Executive under this Agreement are deemed to constitute 409A Payments to which Treasury Regulation Section 1.409A-3(i)(l)(iv) would apply, such benefits, payments or reimbursements shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Term (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.
25.	Cooperation in Litigation.

The Executive promises and agrees that, following the date his employment by the Company terminates, he will reasonably cooperate with the Company in any litigation in which the Company is a party or otherwise involved which arises out of events occurring prior to the termination of his employment, including but not limited to, serving as a consultant (at a reasonable hourly rate) or witness and producing documents and information relevant to the case or helpful to the Company.

26.	Employee Acknowledgement.

The Executive acknowledges that he has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on his own judgment.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

GUIDED THERAPEUTICS, INC.

By: /s/Michael C. James

Name: Michael C. James

Title: Chairman of the Board

EXECUTIVE

By: /s/ Gene Cartwright

Name: Gene Cartwright

Title:

SCHEDULE 1

The shares of restricted stock granted pursuant to Section 2(c) of this Agreement will vest upon achievement of both the Performance Vesting Condition and Service Vesting Condition as set forth below:

Number of shares of Restricted Stock	Performance Vesting Condition = GT stock price target	Service Vesting Condition
1,000,000	GT stock price closes at/above $l.50 for 30 consecutive trading days (the "Tier 1 Vesting Date")	Subject to the Executive's continuous employment with the Company through the applicable vesting date: (i) 500,000 shares will vest on the Tier 1 Vesting Date; and (ii) 500,000 shares will vest on the first anniversary of the Tier 1 Vesting Date.
1,000,000	GT stock price closes $2.50 at/above for 30 consecutive trading days (the “Tier 2 Vesting Date")	Subject to the Executive's continuous employment with the Company through the applicable vesting date: (i) 500,000 shares will vest on the Tier 2 Vesting Date; and (ii) 500,000 shares will vest on the first anniversary of the Tier 2 Vesting Date.
Total = 2,000,000
  Any shares of Restricted Stock that have not satisfied the applicable Performance Vesting Condition set forth above within the 3-year period commencing on the date of this Agreement shall be forfeited.
  In the event of a Change in Control (as defined in Section 10(b)): (i) if the per share price of a share of GT stock on the date of such Change in Control equals or exceeds the applicable GT stock price target, the applicable Performance Vesting Condition will be satisfied without regard to the 30 consecutive day trading requirement, and (ii) the Service Vesting Conditions set forth above shall automatically be deemed satisfied.
  All awards are subject to terms of grant document and the Equity Plan.

Annex A

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (this "Agreement"), dated and effective as of (the "Termination Date"), is entered into by and between Gene Cartwright ("Employee") and Guided Therapeutics, Inc. ("Employer"), on behalf of itself individually and any and all past and present parents, affiliates and subsidiary companies (collectively, the "Company").

WHEREAS, Employee has been an employee of Employer; and

WHEREAS, Employee and Employer wish to terminate their employment relationship on mutually acceptable terms and conditions.

NOW, THEREFORE, for and in consideration of the mutual promises and covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Employee (individually, a "Party," and collectively the "Parties") hereby agree as follows:

1.                  Termination of Employment. Employee acknowledges that his employment and all of his positions with the Company shall automatically terminate as of the Termination Date. Employee agrees that from and after the Termination Date he shall not hold himself out as an employee, agent or authorized representative of the Company, negotiate or enter into any agreements on behalf of the Company, or otherwise purport to bind the Company in any way. Employee understands that the termination of his employment terminates Employee's right or claim to compensation or any other benefits of employment with the Company beyond the Termination Date, except any payments due upon termination pursuant to the Employment Agreement between the parties dated ("the Employment Agreement") and any separation compensation expressly set forth in this Agreement on the terms and subject to the conditions of this Agreement. Employee further acknowledges that, on or prior to the Termination Date, he was paid all earned wages and other compensation incident to his employment to which he was entitled through the Termination Date, including without limitation, any accrued, unused vacation pay and/or paid time off.

2.                  Separation Benefits to Employee. In consideration for Employee's entering into this Agreement and Employee's continuing compliance with his obligations hereunder from and after the Termination Date as provided herein, the Company shall pay Employee ($ ), less all applicable deductions and withholdings as required by law or authorized by Employee (the "Payment"). The Payment shall be made by the Company in accordance with the terms and conditions set forth in that certain Employment Agreement between Employer and Employee dated as of . Notwithstanding anything herein to the contrary, the Company shall have no obligation to make the Payment if Employee revokes this Agreement as provided in Section 4(c) hereof. Employee understands that the Payment represents the Company's sole financial obligation to Employee from and after the Termination Date, and that, without limiting the foregoing, Employee is not entitled to severance or separation pay or other benefits under any other plan, policy or agreement except as expressly required by law.

3.                  No Admissions. Employee understands that neither this Agreement nor the making of this Agreement is intended, and shall not be construed, as an admission that the Company or any of the other Company Releasees (as defined below) has violated any federal, state or local law (statutory, decisional or common law), or any ordinance or regulation, or has committed any wrong whatsoever with respect to Employee (including, but not limited to, breach of any contract, actual or implied, or any tort). The Company and each of the other Company Releasees expressly deny any such violation or wrongdoing whatsoever. This Agreement may not be introduced in any action or proceeding by anyone for any purpose except to evidence or to enforce its terms.

4.                  General Release by Employee.

a.       General Release. In consideration of the benefits provided under this Agreement, Executive, for and on behalf of himself and each of his heirs, administrators, executors, personal representatives, beneficiaries, successors and assigns, fully and completely releases the Company, its affiliates, and each of their respective current and former officers, directors, managers, members, partners, shareholders, agents, employees, employee benefit plans and fiduciaries, trustees, insurers, representatives, attorneys, transferees, successors and assigns (collectively, the "Releasees"), collectively, separately, and severally, of and from any and all claims, demands, damages, causes of action, debts, liabilities, controversies, judgments, and suits of every kind and nature whatsoever, foreseen, unforeseen, known or unknown, which Executive has had, now has, or may have against the Releasees (or any of them) from the beginning of time up until the time Executive signs this Agreement, with the exception of (i) any claims which cannot be waived by private agreement; (ii) any claims which may arise after the date Executive signs this Agreement; (iii) any claims for breach of this Agreement or to enforce any rights, obligations, or payments specified in this Agreement; or (iv) any claims by Executive for indemnification or insurance coverage for Executive's acts or omissions while employed with the Company under any articles of incorporation, bylaws, operating agreement, directors and officers insurance policy, or other applicable plan, document, agreement, or insurance policy. Subject to the limitations in the immediately preceding sentence, this general release of claims includes all claims arising under any federal, state or local statute or ordinance, constitutional provision, public policy or common law (the "Employee Claims"), including all claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Equal Pay Act, the Civil Rights Act of 1866, the Civil Rights Act of 1871, Executive Order 11246, the Employee Retirement Income Security Act (with respect to unvested benefits), the Consolidated Omnibus Budget Reconciliation Act, the Americans with Disabilities Act, the Rehabilitation Act, the Family and Medical Leave Act of 1993, the Worker Adjustment and Retraining Notification Act, the Georgia Equal Pay Act, the Georgia Prohibition of Age Discrimination in Employment Act, and the Georgia Equal Employment for People with Disabilities Code, all as amended; all claims for breach of any express or implied contract; all claims for breach of any covenant of good faith and fair dealing; all claims for promissory estoppel or detrimental reliance; all claims for wages, bonuses, incentive compensation, fringe benefits and severance allowances or entitlements; all tort claims (including claims for fraud, slander, libel, defamation, disparagement, and negligent or intentional infliction of emotional distress); all claims for compensatory or punitive damages, or any other claim for damages or injury of any kind whatsoever; and all claims for monetary recovery, including, without limitation, attorneys' fees , experts' fees, medical fees or expenses, costs and disbursements. Executive hereby irrevocably and unconditionally waives and relinquishes any right to obtain or receive reinstatement or any monetary, injunctive, or other relief through any suit, complaint, action or proceeding commenced or maintained in any court, agency, or other forum by Executive or on his behalf for or on account of any of the claims released in this Agreement).

b.      Employee agrees and expressly acknowledges that this Agreement includes a waiver and release of all claims, which he has or may have under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621, etseg. ("ADEA"). The following terms and conditions apply to and are part of the waiver and release of ADEA claims under this Agreement:

(i)                 This paragraph and this Agreement are written in a manner calculated to be understood by him.

(ii)               The waiver and release of claims under the ADEA contained in this Agreement does not cover rights or claims that may arise after the date of Employee's execution and delivery of this Agreement.

(iii)             This Agreement provides for consideration In addition to anything of value to which Employee is already entitled.

(iv)             Employee has been advised to consult an attorney before signing this Agreement.

(v)               Employee has been granted twenty-one (21) days (or forty-five days (45) if necessary to comply with applicable law) after he is presented with this Agreement to decide whether or not to sign this Agreement. If Employee executes this Agreement prior to the expiration of such period, he does so voluntarily and after having had the opportunity to consult with an attorney, and hereby waives the remainder of the twenty-one (21) day (or forty-five day (45) if necessary to comply with applicable law) period.

(vi)             Employee has the right to revoke this Agreement within seven (7) days of signing this Agreement. However, in the event this Agreement is so revoked, this Agreement will be null and void in its entirety ab initio, and Employee shall not receive (or be entitled to retain) any portion of the Payment.

(vii)           If Employee wishes to revoke this Agreement, he may do so only by timely delivering to Employer written notice stating Employee's revocation of this Agreement. Such written notice must be received by Employer, at Employer's address for notices as set forth herein, no later than 5:00 p.m. (local time) on the seventh (71h) day after the date of this Agreement.

c.       Covenant Not to Sue. Except for an action brought to enforce this Agreement or challenge the validity of Executive's release of claims under the ADEA, Executive agrees to refrain from filing or otherwise initiating any action, lawsuit, charge, claim, demand, grievance, arbitration or other legal action against any of the Releasees over matters released or waived herein, and agrees that he will refrain from participating in any action, complaint, charge, claim, demand, grievance, arbitration or other legal action initiated or pursued by any individual, group of individuals, partnership, corporation or other entity against any of the Releasees over matters released or waived herein, except as required by law. Notwithstanding the foregoing, nothing in this Agreement shall interfere with Executive's right to file a charge with or participate in an investigation or proceeding by the United States Equal Employment Opportunity Commission or other governmental agency. Execution and delivery of this Agreement by Employee operates as a complete bar and defense against any and all Employee Claims. To the fullest extent permitted by law, if Employee should, directly or indirectly, individually or through one or more intermediaries, hereafter make any Employee Claims against the Company or any of the other Company Releasees, this Agreement may be raised as and shall constitute a complete bar to any proceeding and the Company and/or the other Company Releasees shall be entitled to and shall recover from Employee all costs incurred, including reasonable attorneys' fees, in defending against any such proceeding.

5.                  Employee Obligations and Agreements

a.                   Employee has notified the Company of all facts (if any) of which Employee is aware that Employee believes may constitute a violation of the Guided Therapeutics, Inc. Code of Conduct or other policies or any of the Company's legal or regulatory obligations. Employee represents and warrants that he has no knowledge of any actions or inactions by any of the Company Releases or by Employee that Employee believes could potentially constitute a basis for any violation of any federal, state or local law, any common law or any rule or regulation promulgated by any administrative, regulatory or other governmental authority.

b.                  Employee represents that Employee has not filed any complaints, charges or claims against the Company with any local, state, or federal agency or court, or with any other forum.

c.                   Employee agrees that Employee shall not at any time disparage or encourage or induce others to disparage the Company (or any of its affiliates, officers and/or employees, or any of its products, equipment or services) in any way, including but not limited to making any negative or derogatory statements in verbal, written, electronic or any other form about the Company, including, but not limited to, a negative or derogatory statement made in, or in connection with, any article or book, on a website, in a chat room or via the Internet, except that this clause shall not be construed to prohibit Employee from giving truthful responses and/or testimony in any legal or regulatory proceeding or inquiry.

d.                  During Employee's employment with the Company, Employee has acquired certain confidential, proprietary or otherwise non-public information concerning the Company, which may include, without limitation, intellectual property, trade secrets, financial data, strategic business or marketing plans, and other sensitive information concerning the Company, its employees, officers, directors, agents, patients and customers. Employee understands that he was provided with or had access to such information solely in his capacity as an employee of the Company, and that such information was provided to him subject to his obligation to retain such information in confidence and not to make any use of such information except as authorized to do so in the course and scope of his employment with the Company. Employee understands and agrees that his obligations to maintain that information in confidence shall remain in effect after the termination of his employment with the Company, and he agrees to continue to honor that obligation. This provision is meant to supplement, and not supersede or limit, any existing agreements or legal obligations or principles concerning confidentiality, trade secrets, assignment or ownership of intellectual property, or solicitation of employees or customers. Notwithstanding anything to the contrary, Employee expressly acknowledges and agrees that he remains bound by Sections 5, 6, 7, and 8 of the Employment Agreement.

e.                   Notwithstanding any other provision of this Agreement, to the extent that Employee has any outstanding financial obligations to the Company (including, but not limited to, outstanding loans, promissory notes and credit card charges) that do not otherwise constitute reimbursable business expenses under the Company's expense reimbursement policies, Employee shall remain liable for all such financial obligations and shall remit payment in full to the Company as soon as practicable after the Termination Date.

f.                   To the extent Employee has unreimbursed business expenses incurred through the Termination Date, Employee must immediately (and in any event within five (5) business days following the Termination Date) submit the expenses with all appropriate documentation in accordance with the Company' s reimbursement policies; those expenses which meet the guidelines of the Company and Employee' s department will be reimbursed. No new reimbursable expenses may be incurred after the Termination Date.

g.                   Employee shall cooperate fully with the Company in the prosecution or defense, as the case may be, of any and all actions, governmental inquiries or other legal or regulatory proceedings in which Employee's assistance may be reasonably requested by the Company. If Employee is compelled to testify pursuant to a validly served subpoena (or its equivalent or like process) in any legal proceeding or by regulatory authority, Employee shall notify the Company as soon as reasonably practical, but in no event later than five (5) days before any response or testimony is due from Employee (or on Employee's behalf), of all subpoenas or requests for information, and will advise the Company of Employee's response thereto, if any. Employee represents that Employee has not filed any complaints, charges or claims against the Company with any local, state, or federal agency or court, or with any other forum. Employee shall cooperate in good faith and in a timely manner with any reasonable, good faith requests for information from Employer following the Termination Date regarding patient health and other matters of which Employee may have become aware during and as a result of his employment with Employer.

h.                  Employee agrees to return any Company property immediately no matter where located including, but not limited to, keys, laptop computer, computer disks/storage devices, all other computer equipment/accessories and any and all written and/or electronic material prepared in the course of employment at the Company.

i.                    Employee represents and warrants that he is knowingly and voluntarily entering into this Agreement.

6.                  Miscellaneous Provisions.

a.                   This Agreement cannot be changed, in whole or in part, unless in writing signed by each of the Parties.

b.                  This Agreement shall extend to, be binding upon, and inure to the benefit of the Parties and their respective successors, heirs, legal representatives and assigns; provided that Employee's rights, duties and obligations hereunder may not be delegated, transferred or assigned by him, in whole or in part, in any manner.

c.                   This Agreement shall be governed, construed, interpreted and enforced in accordance with the internal laws of the State of Georgia, without regard to the application and effect of its conflict of laws principles.

d.                  Except for an action by the Company for injunctive relief as described in Section 8 of the Employment Agreement or as required by law, all disputes arising under or related to this Agreement (including, but not limited to, its revocability or voidability for any cause, the scope of arbitrable issues, and any defense based upon waiver, estoppel, or laches), Executive's employment with the Company, or Executive's separation from employment with the Company shall be resolved by binding arbitration in Atlanta, Georgia pursuant to the Federal Arbitration Act, 9 U.S.c. § I. The arbitration shall be administered by the Judicial Arbitration and Mediation Services, Inc., Atlanta, Georgia, or its successor ("JAMS"), or if JAMS is no longer able to supply the Arbitrator, such Arbitrator shall be selected from the American Arbitration Association (the "AAA"). In the event of any conflict or inconsistency between the JAMS or AAA Rules and the terms of this Agreement, the terms of this Agreement shall govern. Either party may bring an action in court to compel arbitration under this Agreement or to confirm, vacate, or enforce an arbitration award.

The arbitration shall be conducted by a single neutral arbitrator experienced in the arbitration of labor and employment disputes. Either party may request that the arbitration proceeding be stenographically recorded by a certified court reporter. The requesting party shall pay the cost of the record. The arbitrator shall issue an award within thirty (30) days from the date of closing of the hearing or, if oral hearings have been waived, from the date of the AAA's transmittal of the final statements and proofs to the arbitrator.

The Parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the Parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement or the services rendered hereunder. Except as otherwise required by applicable law, the prevailing party in any such arbitration, or in any action to enforce this Section 6(d) or any arbitration award hereunder, shall be awarded and the non-prevailing party shall pay the prevailing party's reasonable attorneys' fees and related expenses and the non-prevailing party shall pay for all arbitration filing and administration fees as well as all fees and expenses of the arbitrator.

e.                   All compensation payable to Executive hereunder is subject to withholding for all applicable federal, state and local income taxes, and all applicable employment, occupational, Social Security and other similar taxes, and any other amounts as required by law.

f.                   The provisions of this Agreement are severable, and if any part of this Agreement is found to be unenforceable, the other paragraphs (or portions thereof) shall remain fully valid and enforceable.

g.                   This Agreement has been reviewed by each of the Parties. The Parties have each had a full opportunity to negotiate the terms and conditions of this Agreement and to consult with legal counsel of their choosing in connection with the same. Accordingly, the Parties hereby expressly waive any common-law or statutory rule of construction that ambiguities should be construed against the drafter of this Agreement, and agree that the language in all parts of this Agreement shall be in all cases construed as a whole, according to its fair meaning.

h.                  This Agreement may be executed in any number of counterparts, including by facsimile or other electronic transmission bearing the signature of the respective Party hereto, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

i.                    This Agreement and the terms and conditions hereof are confidential. Employee shall not discuss or otherwise disclose the terms and conditions hereof, or provide a copy of all or any portion of this Agreement, to any person other than his legal or tax advisors or his spouse (if any) on a confidential basis. Nothing herein shall prohibit any party hereto from disclosing this Agreement or the terms and conditions hereof when required by law, subpoena or court order or as otherwise provided in this Agreement.

[Signature Page Follows]

EMPLOYER:	Guided Therapeutics, Inc.

By:________________________________
Name:
Title:

Date: ______________________________

Address for Notices:
c/o Guided Therapeutics, Inc.
5835 Peachtree Corners East
Suite D
Norcross, GA 30092
Facsimile: 770-242-8639

EMPLOYEE:	___________________________________
Print Name:

Date: ______________________________

Address for Notices:

___________________________________
___________________________________
___________________________________
Facsimile: ___________________________